Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople, SVP Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Announces Third Quarter 2012 Results

Increased Dividend and Share Repurchase Program

Highlights

•	Operating and finance lease rental revenue of $163.1 million and Adjusted EBITDA[1] of $166.3 million

•	Net loss of ($45.8) million, or ($0.65) per diluted common share

•	Adjusted net loss[1] of ($37.5) million, or ($0.53) per diluted common share

•	Excluding Q3 non-cash impairment charges of $78.7 million, net income[1] of $32.8 million, or $0.47 per diluted share, and adjusted net income[1] of $41.2 million, or $0.59 per diluted share

•	Invested approximately $610 million through Q3, and commitments for approximately $170 million of additional investments closed or expected to close in Q4

•	Fleet utilization was 99% while aircraft portfolio yield remained at 14%

•	Increased dividend 10% to $0.165 per common share, our 26th consecutive quarterly dividend

•	Repurchased 2.5 million shares for a total cost of $28.5 million; share repurchase authorization increased to $50 million

Stamford, CT. November 6, 2012 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported a third quarter 2012 net loss of ($45.8) million, or ($0.65) per diluted common share, and an adjusted net loss of ($37.5) million, or ($0.53) per diluted common share. The third quarter results included total revenues of $172.9 million, an increase of 22%, versus $141.5 million in the third quarter of 2011.

The third quarter 2012 results also include $78.7 million of non-cash impairment charges against 15 older technology aircraft, representing approximately 1.7% of the net book value of flight equipment. Excluding the non-cash impairment charge, third quarter net income was $32.8 million, or $0.47 per diluted share, and adjusted net income was $41.2 million, or $0.59 per diluted share.

[1]	Refer to Supplemental Financial Information accompanying this press release for a reconciliation of GAAP to non-GAAP numbers.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated: “Aircastle’s third quarter operating results were strong despite a difficult economic environment. We grew our lease rental revenues nine percent, achieved portfolio utilization of 99%, and generated sizeable operating cash flows. With our strong investment origination capabilities and ability to access the unsecured bond market at today’s attractive levels, we are positioned to capitalize on opportunities that generate strong returns on equity.”

Wainshal added, “Our Board’s decision to increase the dividend by 10% to $0.165 per share demonstrates optimism about future cash flow generation and the long-term prospects for our business, and highlights our balanced approach to capital deployment. To that end, we repurchased 2.5 million shares of stock during the quarter and further expanded the share repurchase program to $50 million, which we believe will create long-term value for our shareholders.”

Third Quarter Results

Lease rental revenue for the third quarter was $159.5 million, up $13.7 million, or 9%, year over year, due primarily to the impact of aircraft acquisitions net of sales of $24.1 million, partially offset by lower revenues due to lease extensions and transitions at lower rentals of $4.6 million and the impact from early lease terminations of $4.9 million. Including revenue from our finance leases of $3.5 million, total lease revenues increased 12%.

Total revenues for the third quarter were $172.9 million, an increase of $31.4 million, or 22%, versus the previous year. This increase reflects $13.7 million of higher lease rental revenue, higher maintenance revenue of $10.9 million primarily associated with the early termination of leases on two of the aircraft we impaired during the quarter, and higher other revenues of $8.9 million. Other revenues for the third quarter of 2012 includes $3.9 million of fees paid by a lessee in connection with the early termination of a lease, $3.5 million of interest from finance leases and $1.3 million of interest income from an aircraft-backed debt investment we acquired in March.

Adjusted EBITDA for the third quarter was $166.3 million, up $25.7 million, or 18%, from the third quarter of 2011, as higher lease rental revenues of $13.7 million, and higher maintenance and total other revenues of $19.8 million were partially offset by lower gains from the sale of aircraft of $9.0 million.

Upon completion of our annual aircraft portfolio review, we recorded $78.7 million of non-cash impairment charges against a total of 15 older technology aircraft with an average age of approximately 21 years. The impairment charges reflect our current estimate of future lease rates and residual values associated with these aircraft in the current market environment. We concluded that these assets will not recover from their current market levels and, accordingly, have been written down. Partially offsetting the third quarter impairment charge is $10.2 million of maintenance revenue and $1.2 million of lease incentive benefit received from the early termination of the leases associated with the two impaired, older generation A320-200 aircraft, which we expect to part-out at their reduced carrying value.

The net loss for the third quarter was ($45.8) million versus net income of $22.7 million in the third quarter of 2011. The $31.4 million increase in total revenues was offset by a $77.4 million increase in aircraft impairment charges, an $8.3 million increase in depreciation expense, a $5.2 million increase in interest expense, and a $9.0 million reduction in gains on the sale of flight equipment. Excluding the non-cash impairment charge, net income was $32.8 million, or $0.47 per diluted share.

The adjusted net loss for the quarter was ($37.5) million, versus adjusted net income of $26.0 million the prior year. The $31.4 million increase in total revenues was primarily offset by a $77.4 million increase in impairment charges, an $8.3 million increase in depreciation, a $9.0 million reduction in gains on sale of flight equipment and an increase in adjusted interest expense of $1.0 million. Excluding the non-cash impairment charge, adjusted net income was $41.2 million, or $0.59 per diluted share.

Mike Inglese, Aircastle’s CFO, commented: “During the third quarter, we completed our annual fleet review, assessing the expected future cash flows of the 157 aircraft in our portfolio. Based on this review, we reduced the carrying values of 15 older generation aircraft to reflect our revised estimates for their earning power in today’s more challenging lease placement market. We continue to manage our company based on our expectations of future cash flows with a view towards deploying our capital most efficiently.”

Aviation Assets

Thus far in 2012, we have invested approximately $610 million in aircraft and aircraft-secured debt investments consisting of 18 aircraft and one secured loan. Approximately $120 million of these investments were closed during the third quarter. We also entered into commitments for approximately $170 million of additional aircraft which we have closed or expect to close during the fourth quarter of 2012.

With respect to aircraft sales, during the third quarter we disposed of one Boeing 737-300 aircraft following its scheduled lease expiration during the third quarter, and also finalized the part-out of a Boeing 747-400 that was originally planned to be converted to a freighter aircraft. We also expect to part-out the two A320 classic aircraft that were included in the third quarter non-cash impairment charge.

As of September 30, 2012, Aircastle owned 157 aircraft having a net book value of $4.7 billion. Of these, 70 aircraft with a net book value of $2.0 billion are unencumbered.

Owned Aircraft as of September 30, 2012(A)
131 Passenger Aircraft	70%
26 Freighter Aircraft	30%
Number of Lessees	68
Number of Countries	36
Weighted Average Remaining Lease Term (years)(B)	4.9
Weighted Average Fleet Utilization during the three months ended September 30, 2012(C)	99%

Portfolio Yield for the Third Quarter 2012(D)	14%

(A)	Percentages calculated using net book value of flight equipment held for lease and net investment in finance leases as of September 30, 2012.
(B)	Weighted average remaining lease term (years) by net book value.
(C)	Aircraft on-lease days as a percent of total days in period weighted by net book value, excluding aircraft in freighter conversion.
(D)	Lease rental revenue for the period as a percent of average net book value of flight equipment held for lease for the period; quarterly information is annualized.

Common Dividend

On November 5, 2012, Aircastle’s Board of Directors declared a fourth quarter 2012 cash dividend on its common shares of $0.165 per share, payable on December 14, 2012 to shareholders of record on November 30, 2012. This is a 10% increase over the previous quarter’s cash dividend.

Share Repurchase Program

On May 24, 2012 the Company’s Board of Directors authorized the repurchase of up to $50 million of the Company’s common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company’s common shares, trading volume and general market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate purchases of its common shares under this authorization. Under the repurchase program, through September 30, 2012 we repurchased 2,500,002 shares at a total cost of $28.5 million and we paid no commissions on this transaction. On November 5, 2012 the Board increased the share repurchase authorization by an additional $28.5 million, bringing the current authorization back to $50 million.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Tuesday, November 6, 2012 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 438-5524 (from within the U.S. and Canada) or (719) 325-2393 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the “Aircastle Third Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Tuesday, December 4, 2012 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “8983455.”

About Aircastle Limited

Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of September 30, 2012, Aircastle’s aircraft portfolio consisted of 157 aircraft on lease with 68 customers located in 36 countries.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, significant capital markets disruption and volatility, and the significant contraction in the availability of bank financing which may adversely affect our continued ability to obtain additional capital to finance new investments or our working capital needs; volatility in the value of our aircraft; general economic conditions and business conditions affecting demand for aircraft and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by political unrest in North Africa, the Middle East or elsewhere, uncertainties in the Eurozone arising from the sovereign debt crisis and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle Limited’s filings with the Securities and Exchange Commission (“SEC”), including as previously disclosed in Aircastle’s 2011 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2011	September 30, 2012
		(Unaudited)
ASSETS
Cash and cash equivalents	$295,522	$223,959
Accounts receivable	3,646	7,796
Restricted cash and cash equivalents	247,452	109,375
Restricted liquidity facility collateral	110,000	107,000
Flight equipment held for lease, net of accumulated depreciation of $981,932 and $1,228,052	4,387,986	4,532,445
Net investment in finance leases	—	121,533
Aircraft purchase deposits and progress payments	89,806	4,802
Other assets	90,047	162,042

Total assets	$5,224,459	$5,268,952

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings (including borrowings of ACS Ireland VIEs of $295,952 and $217,541, respectively)	$2,535,759	$1,828,883
Borrowings from unsecured financings	450,757	1,250,671
Accounts payable, accrued expenses and other liabilities	105,432	108,954
Lease rentals received in advance	46,105	51,666
Liquidity facility	110,000	107,000
Security deposits	83,037	87,216
Maintenance payments	347,122	372,555
Fair value of derivative liabilities	141,639	67,950

Total liabilities	3,819,851	3,874,895

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 72,258,472 shares issued and outstanding at December 31, 2011; and 69,743,929 shares issued and outstanding at September 30, 2012	723	697
Additional paid-in capital	1,400,090	1,373,033
Retained earnings	191,476	162,397
Accumulated other comprehensive loss	(187,681)	(142,070)

Total shareholders’ equity	1,404,608	1,394,057

Total liabilities and shareholders’ equity	$5,224,459	$5,268,952

Aircastle Limited and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Revenues:
Lease rental revenue	$145,890	$159,547	$430,361	$465,413
Amortization of lease premiums, discounts and lease incentives	(4,709)	(6,838)	(10,841)	(6,392)
Maintenance revenue	—	10,944	25,006	37,126

Total lease rentals	141,181	163,653	444,526	496,147
Other revenue	326	9,213	3,733	13,815

Total revenues	141,507	172,866	448,259	509,962

Expenses:
Depreciation	60,132	68,413	178,299	200,024
Interest, net	48,872	54,101	150,384	167,203
Selling, general and administrative (including non-cash share based payment expense of $1,619 and $1,128 for the three months ended, and $4,692 and $3,233 for the nine months ended September 30, 2011 and 2012, respectively)	12,200	11,907	36,309	36,616
Impairment of Aircraft	1,236	78,676	6,436	88,787
Maintenance and other costs	4,045	3,926	10,944	11,943

Total expenses	126,485	217,023	382,372	504,573

Other income (expense):
Gain on sale of flight equipment	8,997	11	28,958	3,062
Other	(117)	—	(153)	604

Total other income (expense)	8,880	11	28,805	3,666

Income (loss) from continuing operations before income taxes	23,902	(44,146)	94,692	9,055
Income tax provision	1,237	1,701	6,041	5,976

Net income (loss)	$22,665	$(45,847)	$88,651	$3,079

Earnings (loss) per common share – Basic:
Net income (loss) per share	$0.31	$(0.65)	$1.15	$0.04

Earnings (loss) per common share – Diluted:
Net income (loss) per share	$0.31	$(0.65)	$1.15	$0.04

Dividends declared per share	$0.125	$0.150	$0.350	$0.450

Aircastle Limited and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Net income (loss)	$22,665	$(45,847)	$88,651	$3,079

Other comprehensive income, net of tax:
Net change in fair value of derivatives, net of tax expense of $48 and $37 for the three months ended, and $576 and $465 for the nine months ended September 30, 2011 and 2012, respectively	(2,967)	1,426	21,079	23,708
Net derivative loss reclassified into earnings	5,717	8,966	13,943	21,903

Other comprehensive income	2,750	10,392	35,022	45,611

Total comprehensive income (loss)	$25,415	$(35,455)	$123,673	$48,690

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2012
Cash flows from operating activities:
Net income	$88,651	$3,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	178,299	200,024
Amortization of deferred financing costs	12,394	10,082
Amortization of net lease discounts and lease incentives	10,841	6,392
Deferred income taxes	3,854	3,609
Non-cash share based payment expense	4,692	3,233
Cash flow hedges reclassified into earnings	13,943	21,903
Ineffective portion of cash flow hedges	(716)	1,840
Security deposits and maintenance payments included in earnings	(25,262)	(36,312)
Gain on sale of flight equipment	(28,958)	(3,062)
Impairment of aircraft	6,436	88,787
Other	654	1,820
Changes in certain assets and liabilities:
Accounts receivable	(1,629)	(9,180)
Restricted cash and cash equivalents related to operating activities	6,035	—
Other assets	(3,098)	(3,278)
Accounts payable, accrued expenses and other liabilities	(7,446)	14,071
Lease rentals received in advance	(3,517)	2,948

Net cash provided by operating activities	255,173	305,956

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(409,421)	(450,962)
Proceeds from sale of flight equipment	318,547	54,439
Restricted cash and cash equivalents related to sale of flight equipment	—	35,762
Aircraft purchase deposits and progress payments	(96,939)	(25,155)
Net investment in finance leases	—	(91,500)
Collections on finance leases	—	2,041
Purchase of debt investment	—	(43,626)
Principal repayments on debt investment	—	3,245
Other	(35)	(544)

Net cash used in investing activities	(187,848)	(516,300)

Cash flows from financing activities:
Repurchase of shares	(91,402)	(30,692)
Proceeds from term debt financings	388,894	877,100
Securitization and term debt financing repayments	(317,504)	(783,976)
Deferred financing costs	(18,175)	(17,794)
Restricted secured liquidity facility collateral	(36,000)	3,000
Secured liquidity facility collateral	36,000	(3,000)
Restricted cash and cash equivalents related to financing activities	(10,556)	102,315
Security deposits received	17,088	11,400
Security deposits returned	(7,764)	(3,217)
Maintenance payments received	89,184	103,527
Maintenance payments returned	(65,608)	(36,967)
Payments for terminated cash flow hedges	—	(50,757)
Dividends paid	(25,185)	(32,158)

Net cash (used in) provided by financing activities	(41,028)	138,781

Net increase (decrease) in cash and cash equivalents	26,297	(71,563)
Cash and cash equivalents at beginning of period	239,957	295,522

Cash and cash equivalents at end of period	$266,254	$223,959

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	(Dollars in thousands)
Revenues	$141,507	$172,866	$448,259	$509,962

EBITDA	$137,615	$85,206	$434,216	$382,674

Adjusted EBITDA	$140,587	$166,258	$466,077	$475,343

Adjusted net income (Loss)	$25,987	$(37,491)	$102,563	$20,637

Adjusted net income (loss) allocable to common shares	$25,646	$(37,189)	$101,273	$20,466
Per common share – Basic	$0.35	$(0.53)	$1.34	$0.29
Per common share – Diluted	$0.35	$(0.53)	$1.34	$0.29

Basic common shares outstanding	72,950	70,349	75,791	71,249
Diluted common shares outstanding	72,950	70,349	75,791	71,249

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Effect of Non-Cash Impairment Charges on Third Quarter 2012 Financial Results

(Unaudited)

Three Months Ended September 30, 2012 $ in thousands	Adjusted Net Income calculation including non- cash impairment charges	Effect of non-cash impairment charges on Q3:12 results	Adjusted Net Income calculation excluding the effect of non-cash impairment charges
Net income (loss)	$(45,847)	78,676	32,829
Ineffective portion of cash flow hedges	1,474	—	1,474
Stock compensation expense	1,128	—	1,128
Term Financing No. 1 Amortization	4,506	—	4,506
Contract termination expense	1,248	—	1,248

Adjusted net income (loss)	$(37,491)	78,676	$41,185

Net income (loss) per share – basic	$(0.65)	1.12	$0.47
Net income (loss) per share – diluted	$(0.65)	1.12	$0.47
Adjusted net income (loss) per share – basic	$(0.53)	1.12	$0.59
Adjusted net income (loss) per share – diluted	$(0.53)	1.12	$0.59

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	(Dollars in thousands)
Net income (loss)	$22,665	$(45,847)	$88,651	$3,079
Depreciation	60,132	68,413	178,299	200,024
Amortization of net lease discounts and lease incentives	4,709	6,838	10,841	6,392
Interest, net	48,872	54,101	150,384	167,203
Income tax provision	1,237	1,701	6,041	5,976

EBITDA	$137,615	$85,206	$434,216	$382,675
Adjustments:
Impairment of aircraft	1,236	78,676	6,436	88,787
Non-cash share based payment expense	1,619	1,128	4,692	3,233
Loss (gain) on mark to market of interest rate derivative contracts	117	—	733	(599)
Contract termination expense	—	1,248	—	1,248

Adjusted EBITDA	$140,587	$166,258	$446,077	$475,343

We define EBITDA as income from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful in identifying trends in our performance. Using EBITDA assists us in comparing our operating performance on a consistent basis by removing the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	(Dollars in thousands)
Net income (loss)	$22,665	$(45,847)	$88,651	$3,079
Ineffective portion and termination of hedges(1)	1,586	1,474	2,835	1,840
Mark to market of interest rate derivative contracts(2)	117	—	733	(599)
Loan termination payment(1)	—	—	3,196	—
Write-off of deferred financing fees(1)	—	—	2,456	2,914
Stock compensation expense(3)	1,619	1,128	4,692	3,233
Term Financing No. 1 hedge loss amortization charges(1)	—	4,506	—	8,922
Contract termination expense	—	1,248	—	1,248

Adjusted net income (loss)	$25,987	$(37,491)	$102,563	$20,637

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Beginning with the quarter ended March 31, 2012, management, to be more consistent with reporting practices of peer aircraft leasing companies, has revised the calculation of Adjusted Net Income (“ANI”) to no longer exclude gains (losses) on sales of assets, and to exclude non-cash share based payment expense in the calculation of ANI. Beginning with our Quarterly Report for the quarter ended June 30, 2012, we also excluded Term Financing No. 1 hedge loss amortization charges which will be reported in Interest, net on our consolidated statement of income from the calculation of ANI. The calculation of ANI for the three months ended September 30, 2011 has been revised to be comparable with the current period presentation.

Management believes that ANI, when viewed in conjunction with the Company’s results under GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting and non-cash share based compensation. However, ANI is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2012		Nine Months Ended September 30, 2012
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	70,349	99.19%	71,249	99.17%
Unvested restricted common shares	571	.81%	597	.83%

Total weighted-average shares outstanding	70,921	100.00%	71,846	100.00%

Net income (loss) allocation
Net income (loss)	$(45,847)	100.00%	$3,079	100.00%
Distributed and undistributed earnings (loss) allocated to unvested restricted shares	369	(.81%)	(25)	(.83%)

Earnings (loss) available to common shares	$(45,478)	99.19%	$3,054	99.17%

Adjusted net income (loss) allocation
Adjusted net income (loss)	$(37,491)	100.00%	$20,637	100.00%
Amounts allocated to unvested restricted shares	302	(.81%)	(171)	(.83%)

Amounts allocated to common shares	$(37,189)	99.19%	$20,466	99.17%

(1)	For the three and nine months ended September 30, 2012 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	72,950	98.69%	75,791	98.74%
Unvested restricted common shares	971	1.31%	966	1.26%

Total weighted-average shares outstanding	73,921	100.00%	76,757	100.00%

Net income allocation
Net income	$22,665	100.00%	$88,651	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(298)	(1.31%)	(1,115)	(1.26%)

Earnings available to common shares	$22,367	98.69%	$87,536	98.74%

Adjusted net income allocation
Adjusted net income	$25,987	100.00%	$102,563	100.00%
Amounts allocated to unvested restricted shares	(341)	(1.31%)	(1,290)	(1.26%)

Amounts allocated to common shares	$25,646	98.69%	$101,273	98.74%

(1)	For the three and nine months ended September 30, 2011 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.